                                                                    EXHIBIT 11


                 FEDERAL EXPRESS CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE

  Net income applicable to common and common equivalent shares and the weighted average number of shares used in the calculation of earnings per share for the years ended May 31 were as follows (in thousands, except per share amounts):


                                                     YEAR ENDED MAY 31
                                              --------------------------------
                                                1996        1995       1994
                                              ---------  ----------  ---------

Net income applicable to common and
  common equivalent shares..................  $307,777    $297,588   $204,370
                                              ========    ========   ========

Average shares of common stock
  outstanding...............................    56,564      55,988     55,333

Common Equivalent Shares:
  Assumed exercise of outstanding
    dilutive options........................     2,625       2,438      2,867
  Less shares repurchased from proceeds of
    assumed exercise of options.............    (2,051)     (1,932)    (2,188)
                                              --------    --------   --------

Average common and common equivalent
  shares....................................    57,138      56,494     56,012
                                              ========    ========   ========

Earnings per share..........................  $   5.39    $   5.27   $   3.65
                                              --------    --------   --------


- - The computation of the number of shares repurchased from the proceeds of the assumed exercise of outstanding dilutive options is based upon the average market price of the Company's common stock during the periods. Common equivalent shares are excluded in periods in which their assumed exercise would have an anti-dilutive effect.

- - Fully diluted earnings per share are substantially the same as earnings per share for the years ended May 31, 1996, 1995, and 1994.